Plexus Provides Preliminary Fiscal Third Quarter 2015 Results

NEENAH, WI - July 13, 2015 - Plexus (NASDAQ: PLXS) today announced preliminary results for its fiscal third quarter ended July 4, 2015.

Plexus expects to report fiscal third quarter revenue of approximately $670 million and diluted earnings per share in the range of $0.67 to $0.70, compared to its previously announced revenue guidance of $670 to $700 million with diluted earnings per share of $0.71 to $0.79.

Dean Foate, Chairman, President and CEO, commented, “Our preliminary results are a consequence of unanticipated challenges we faced during the quarter. The most significant issue affecting the quarter was a production process constraint in one of our Defense/Security/Aerospace focus factories that limited our ability to complete product shipments late in the quarter. Further, in the final weeks of the quarter customer demand softened in our Networking/Communications sector resulting in forecast decommitments while our Healthcare/Life Sciences sector demand was weaker than our already projected soft expectations.”

These results are preliminary and represent the most current information available to management. The Company’s actual results may differ due to the completion of the Company’s fiscal third quarter financial closing and review procedures. As previously announced, the Company will report final results on July 22, 2015 and will host a conference call on July 23, 2015 at 8:30 a.m. Eastern Time to discuss these results.

What:	Plexus Fiscal Q3 Earnings Conference Call and Webcast
When:	Thursday, July 23, 2015 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, www.plexus.com or directly at
http://edge.media-server.com/m/p/sex9wib2/lan/en

Conference Call: +1.888.771.4371 with passcode: 40017940

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.888.843.7419 or +1.630.652.3042 with passcode: 40017940

Investor and Media Contact
Susan Hanson
+1.920.751.5491
susan.hanson@plexus.com

About Plexus - The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the effect of start-up costs of new programs and facilities, such as our new facility in Guadalajara, Mexico; possible unexpected costs and operating disruption in transitioning programs; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the adequacy of restructuring and similar charges as compared to actual expenses; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; increasing regulatory and compliance requirements; the potential effects of regional results on our taxes and ability to use deferred tax assets; risks related to information technology systems and data security; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; and other risks detailed in our Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2014 Form 10-K).